Independent Auditors' Consent


The Board of Directors
Citizens Utilities Company:


We consent to incorporation by reference in the registration statement (No. 33-37602) on Form S-8 of Citizens Utilities Company of our report dated June 26, 1997, relating to the Statements of Net Assets Available for Benefits of the Citizens Utilities 401(k) Savings Plan as of December 31, 1996 and 1995 and the related statement of Changes in Net Assets Available for Benefits and supplemental schedules for the year then ended December 31, 1996, which report appears in the December 31,1996 annual report on Form 11-K of Citizens Utilities 401(k) Savings Plan.



                                            KPMG PEAT MARWICK LLP




New York, New York
June 26, 1997